Exhibit 99.1

Columbia Sportswear Company Reports First Quarter 2022 Financial Results and Updates Full Year 2022 Financial Outlook; Announces $500 Million Increase to Stock Repurchase Authorization

First Quarter 2022 Highlights
•Net sales increased 22 percent to a record $761.5 million, compared to first quarter 2021.
•Operating income increased 19 percent to $83.7 million, or 11.0 percent of net sales, compared to first quarter 2021 operating income of $70.5 million, or 11.3 percent of net sales.
•Diluted earnings per share increased 23 percent to $1.03, compared to first quarter 2021 diluted earnings per share of $0.84.
•The Company repurchased $217.3 million of common stock during the first quarter.
•On April 22, 2022, the Board of Directors approved a $500 million increase to the Company's share repurchase authorization.

Full Year 2022 Financial Outlook

The following forward-looking statements reflect our expectations as of April 28, 2022 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2022 Financial Outlook section below, our Current Report on Form 8-K filed April 28, 2022, and the CFO Commentary and Financial Review presentation attached thereto.
•Net sales of $3.63 to $3.69 billion (unchanged) representing net sales growth of 16 to 18 percent (unchanged) compared to 2021.
•Operating income of $477 to $502 million (prior $472 to $498 million), representing operating margin of 13.2 to 13.6 percent (prior 13.0 to 13.5 percent).
•Diluted earnings per share of $5.70 to $6.00 (prior $5.50 to $5.80).

PORTLAND, Ore. - April 28, 2022 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a leading innovator in outdoor, active and everyday lifestyle apparel, footwear, accessories and equipment products, today announced first quarter 2022 financial results for the period ended March 31, 2022.

Chairman, President and Chief Executive Officer Tim Boyle commented, "Our strong financial performance in the first quarter, including 22 percent net sales and 23 percent diluted earnings per share growth, validates our strategies and demonstrates that our brands are resonating with consumers. Business momentum was broad based, with growth across all brands, channels and geographies. SOREL led the charge with 37 percent year-over-year growth, despite supply challenges, highlighting phenomenal demand for the brand’s year-round styles. We are confident in our ability to realize the tangible growth opportunities that we have ahead, and this confidence is reflected in our repurchase of over $200 million in common stock during the quarter.

"Based on an encouraging start to 2022 and lower share count, we are increasing our full year earnings and diluted earnings per share outlook and reiterating our net sales outlook despite removing future sales to our Russian-based distributor for the balance of the year.

“Our profitable growth trajectory, fortress balance sheet and global team of dedicated employees provide a foundation of strength from which we will continue to invest in our strategic priorities to:

•drive brand awareness and sales growth through increased, focused demand creation investments;

•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global direct-to-consumer operations with supporting processes and systems; and
•invest in our people and optimize our organization across our portfolio of brands."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's first quarter 2022 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

First Quarter 2022 Financial Results
(All comparisons are between first quarter 2022 and first quarter 2021, unless otherwise noted.)

Net sales increased 22 percent to $761.5 million from $625.6 million for the comparable period in 2021. The increase in net sales primarily reflects strong consumer demand and shipments of higher Spring 2022 orders, with growth across all brands, channels and geographies.

Gross margin contracted 170 basis points to 49.7 percent of net sales from 51.4 percent of net sales for the comparable period in 2021. Gross margin contraction was primarily driven by higher inbound freight costs, unfavorable year-over-year changes in inventory provisions, unfavorable regional sales mix, and lower wholesale product margins, partially offset by higher direct-to-consumer ("DTC") product margins.

SG&A expenses increased 18 percent to $299.1 million, or 39.3 percent of net sales, from $254.4 million, or 40.7 percent of net sales, for the comparable period in 2021. SG&A expense growth primarily reflects expenses to support the growth of the business and investments to drive our brand-led consumer-focused strategies. The increase in SG&A expenses includes higher demand creation, global retail and personnel expenses, and unfavorable year-over-year changes in bad debt provisions compared to first quarter 2021.

Operating income increased 19 percent to $83.7 million, or 11.0 percent of net sales, compared to operating income of $70.5 million, or 11.3 percent of net sales, for the comparable period in 2021.

Income tax expense of $17.3 million resulted in an effective income tax rate of 20.5 percent, compared to a $14.6 million expense, or an effective tax rate of 20.7 percent, for the comparable period in 2021.

Net income increased 20 percent to $66.8 million, or $1.03 per diluted share, compared to net income of $55.9 million, or $0.84 per diluted share, for the comparable period in 2021.

Balance Sheet as of March 31, 2022

Cash, cash equivalents and short-term investments totaled $610.3 million, compared to $874.6 million as of March 31, 2021.

The Company had no borrowings as of March 31, 2022 or 2021.

Inventories increased 36 percent to $714.4 million, compared to $525.7 million as of March 31, 2021. Inventory at quarter-end primarily consisted of current and future season product. Aged inventories represent a manageable portion of our total inventory mix.

Cash Flow for the Three Months Ended March 31, 2022

Net cash used in operating activities was $33.8 million, compared to net cash provided by operating activities of $110.9 million for the same period in 2021.

Capital expenditures totaled $12.9 million, compared to $3.9 million for the same period in 2021.

Share Repurchases for the Three Months Ended March 31, 2022

The Company repurchased 2,328,623 shares of common stock for an aggregate of $217.3 million, or an average price per share of $93.32.

At March 31, 2022, $99.0 million remained available under our stock repurchase authorization. On April 22, 2022, the Board of Directors authorized a $500 million increase to the Company's share repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.30 per share, payable on June 2, 2022 to shareholders of record on May 19, 2022.

Full Year 2022 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's 2022 Financial Outlook is forward-looking in nature, and the following forward-looking statements reflect our expectations as of April 28, 2022 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of April 28, 2022 regarding the impact of the COVID-19 pandemic on our operations; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; labor shortages; changes in consumer behavior and confidence; as well as geopolitical tensions. However, it is not possible to determine the ultimate impact on future operations, or whether other currently unanticipated direct or indirect consequences of the COVID-19 pandemic, geopolitical tensions or the supply chain are reasonably likely to materially affect our operations. This outlook and commentary assumes no meaningful deterioration of current supply chain conditions, market conditions, geopolitical tensions or the ongoing COVID-19 pandemic. Projections are predicated on normal seasonal weather globally.

Net sales are expected to increase 16 to 18 percent (unchanged) to $3.63 to $3.69 billion (unchanged) from $3.13 billion in 2021. We have paused taking any new orders from our Russia-based distributor and removed any future sales to it from this outlook. This equates to an approximate 2 percent headwind to full year 2022 consolidated net sales.

Gross margin is expected to contract approximately 130 basis points (prior approximately 160 bps contraction) to approximately 50.3 percent (prior approximately 50 percent) of net sales from 51.6 percent of net sales in 2021.

SG&A expenses are expected to increase at a slightly slower rate than net sales growth. SG&A expense as a percent of net sales is expected to be 37.3 to 37.7 percent (prior 37.2 to 37.5 percent), compared to SG&A expenses as a percent of net sales of 37.8 percent in 2021. Demand creation as a percent of net sales is anticipated to be 6.0 percent in 2022, compared to 5.9 percent in 2021.

Operating income is expected to be $477 to $502 million (prior $472 to $498 million), resulting in operating margin of 13.2 to 13.6 percent (prior 13.0 to 13.5 percent), compared to operating margin of 14.4 percent in 2021.

Effective income tax rate is expected to be approximately 24.0 to 24.5 percent (unchanged). The effective income tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies, changes in the Company's geographic mix of pre-tax income, other discrete events, as well as differences from our estimate of the tax benefits associated with employee equity awards and our estimate of the tax impact of various tax initiatives.

Net income is expected to be $363 to $382 million (prior $359 to $379 million), resulting in diluted earnings per share of $5.70 to $6.00 (prior $5.50 to $5.80). This diluted earnings per share range is based on estimated weighted average diluted shares outstanding of 63.6 million.

Foreign Currency

•Foreign currency translation is anticipated to reduce 2022 net sales growth by approximately 120 basis points.
•Foreign currency is expected to have essentially no impact on earnings as unfavorable foreign currency translation impacts are anticipated to be offset by foreign currency transactional effects from hedging of production.

Balance Sheet and Cash Flows

Operating cash flow is expected to be at least $170 million.

Capital expenditures are planned to be between $80 to $100 million.

First Half 2022 Financial Commentary

•Net sales growth of low-teens percent (prior high-teens to low-20 percent), compared to first half 2021. The revision to our first half 2022 net sales outlook is primarily due to the removal of future sales to our Russia-based distributor and the financial impact of recent mandatory quarantines in China, related to the continued COVID-19 outbreak in that region.
•Gross margin is anticipated to contract approximately 200 basis points (prior over 300 basis points) compared to first half 2021.
•SG&A expenses are anticipated to grow faster than net sales growth, resulting in modest SG&A deleverage (prior was modest leverage).
•Diluted earnings per share of $0.93 to $1.13 (prior $0.90 to $1.10).

Conference Call

The Company will hold its first quarter 2022 conference call at 5:00 p.m. ET today. Dial (888) 506-0062 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Second Quarter 2022 Reporting Date

Columbia Sportswear Company plans to report second quarter 2022 financial results on Wednesday, July 27, 2022 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize growth opportunities, full year 2022 net sales, gross margin, SG&A expenses, demand creation spend, operating income, effective income tax rate, net income, diluted earnings per share, weighted average diluted shares outstanding, foreign currency translation, cash flows, and capital expenditures, and first half 2022 net sales, gross margin, SG&A expenses and diluted earnings per share. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the impact of the COVID-19 pandemic on our operations; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; labor shortages; changes in consumer behavior and confidence; as well as geopolitical tensions. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions through its portfolio of well-known brands, making it a global leader in outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	March 31, 2022	March 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$435,240	$873,641
Short-term investments	175,024	920
Accounts receivable, net	408,186	338,787
Inventories, net	714,415	525,704
Prepaid expenses and other current assets	105,261	66,173
Total current assets	1,838,126	1,805,225
Property, plant and equipment, net	290,070	300,063
Operating lease right-of-use assets	333,356	363,652
Intangible assets, net	101,496	103,146
Goodwill	68,594	68,594
Deferred income taxes	89,613	86,825
Other non-current assets	66,724	66,401
Total assets	$2,787,979	$2,793,906
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$262,255	$165,555
Accrued liabilities	234,326	224,674
Operating lease liabilities	68,136	81,308
Income taxes payable	6,297	3,431
Total current liabilities	571,014	474,968
Non-current operating lease liabilities	321,250	356,766
Income taxes payable	40,299	50,285
Deferred income taxes	—	4,406
Other long-term liabilities	36,516	38,671
Total liabilities	969,079	925,096
Total shareholders' equity	1,818,900	1,868,810
Total liabilities and shareholders' equity	$2,787,979	$2,793,906

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2022	2021
Net sales	$761,510	$625,606
Cost of sales	383,063	304,204
Gross profit	378,447	321,402
Gross margin	49.7%	51.4%

Selling, general and administrative expenses	299,086	254,389
Net licensing income	4,305	3,467
Operating income	83,666	70,480
Interest income, net	395	278
Other non-operating income (expense), net	44	(304)
Income before income tax	84,105	70,454
Income tax expense	(17,268)	(14,554)
Net income	$66,837	$55,900

Earnings per share:
Basic	$1.04	$0.84
Diluted	$1.03	$0.84
Weighted average shares outstanding:
Basic	64,273	66,363
Diluted	64,591	66,885

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$66,837	$55,900
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and non-cash lease expense	30,577	30,459
Provision for uncollectible accounts receivable	(3,377)	(7,849)
Loss on disposal or impairment of intangible assets, property, plant and equipment, and right-of-use assets	1,598	131
Deferred income taxes	2,746	4,577
Stock-based compensation	5,503	4,874
Changes in operating assets and liabilities:
Accounts receivable	81,220	117,818
Inventories, net	(71,108)	25,117
Prepaid expenses and other current assets	(17,604)	(11,150)
Other assets	(1,443)	51
Accounts payable	(20,823)	(41,194)
Accrued liabilities	(81,371)	(27,253)
Income taxes payable	(11,004)	(19,291)
Operating lease assets and liabilities	(15,979)	(21,273)
Other liabilities	440	(18)
Net cash provided by (used in) operating activities	(33,788)	110,899
Cash flows from investing activities:
Purchases of short-term investments	(44,877)	—
Sales and maturities of short-term investments	984	1,054
Capital expenditures	(12,885)	(3,896)
Net cash used in investing activities	(56,778)	(2,842)
Cash flows from financing activities:
Proceeds from credit facilities	—	7,753
Repayments on credit facilities	—	(7,532)
Proceeds from issuance of common stock related to stock-based compensation	2,512	13,772
Tax payments related to stock-based compensation	(3,959)	(5,358)
Repurchase of common stock	(217,317)	(11,223)
Cash dividends paid	(19,151)	(17,285)
Net cash used in financing activities	(237,915)	(19,873)
Net effect of exchange rate changes on cash	317	(5,268)
Net increase (decrease) in cash and cash equivalents	(328,164)	82,916
Cash and cash equivalents, beginning of period	763,404	790,725
Cash and cash equivalents, end of period	$435,240	$873,641
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$18,205	$37,534
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$6,702	$2,832

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended March 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2022	Translation	2022(1)	2021	% Change	% Change(1)
Geographical Net Sales:
United States	$501.9	$—	$501.9	$408.6	23%	23%
Latin America and Asia Pacific	121.7	5.5	127.2	112.0	9%	14%
Europe, Middle East and Africa	94.7	5.7	100.4	70.8	34%	42%
Canada	43.2	0.1	43.3	34.2	26%	27%
Total	$761.5	$11.3	$772.8	$625.6	22%	24%

Brand Net Sales:
Columbia	$643.8	$10.7	$654.5	$527.4	22%	24%
SOREL	63.6	0.4	64.0	46.3	37%	38%
prAna	32.7	—	32.7	31.5	4%	4%
Mountain Hardwear	21.4	0.2	21.6	20.4	5%	6%
Total	$761.5	$11.3	$772.8	$625.6	22%	24%

Product Category Net Sales:
Apparel, Accessories and Equipment	$565.9	$7.7	$573.6	$468.9	21%	22%
Footwear	195.6	3.6	199.2	156.7	25%	27%
Total	$761.5	$11.3	$772.8	$625.6	22%	24%

Channel Net Sales:
Wholesale	$408.2	$5.8	$414.0	$335.4	22%	23%
DTC	353.3	5.5	358.8	290.2	22%	24%
Total	$761.5	$11.3	$772.8	$625.6	22%	24%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.